Exhibit 99.1

                    WERNER ENTERPRISES, INC.
                      14507 Frontier Road
                        P. O. Box 45308
                     Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE               Contact:  Robert E. Synowicki, Jr.
---------------------                         (402) 894-3000

       WERNER ENTERPRISES, INC. REPORTS RECORD 1997 EARNINGS

Omaha, Nebraska, January 21, 1998:
----------------------------------

     Werner Enterprises, Inc. (Werner), a nationwide full-service transportation company, today reported its operating revenues and earnings for the fourth quarter and year ended December 31, 1997. Operating revenues increased 22% to $206,174,000 for the 1997 fourth quarter compared to $168,576,000 for the same period of 1996. Fourth quarter net income increased 23% to $14,198,000 ($.37 per share) in 1997 compared to $11,512,000 ($.30 per share) for the 1996 fourth quarter.

    Operating revenues increased 20% to $772,095,000 for 1997 compared to
$643,274,000  for  the  prior  year.  Net  income  increased  19%   to
$48,378,000 ($1.27 per share) for 1997, compared to $40,555,000 ($1.07 per share) for 1996.



Quarter Ended December 31                 1997              1996
-------------------------                 ----              ----

Operating revenues                    $206,174,000       $168,576,000

Net income                            $ 14,198,000       $ 11,512,000

Average common shares outstanding       38,342,000         37,983,000

Diluted shares outstanding              38,547,000         38,195,000

Earnings per share                            $.37               $.30

Diluted earnings per share                    $.37               $.30



Year Ended December 31                    1997              1996
----------------------                    ----              ----

Operating revenues                    $772,095,000       $643,274,000

Net income                            $ 48,378,000       $ 40,555,000

Average common shares outstanding       38,205,000         37,873,000

Diluted shares outstanding              38,367,000         38,060,000

Earnings per share                           $1.27              $1.07

Diluted earnings per share                   $1.26              $1.07

    The Company's common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol WERN.